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                                                                   Exhibit 99(j)


            Consent of Independent Registered Public Accounting Firm

     We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated January 21, 2009 on the financial statements of the RiverSource Tax-Exempt High Income Fund of the RiverSource Tax-Exempt Income Series, Inc. included in the Annual Report for the period ended November 30, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A, No. 2-63552) of the RiverSource Tax-Exempt Income Series, Inc.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
January 27, 2009